[SYPRIS SOLUTIONS LOGO]

For more information, contact:

David D. Johnson

Chief Financial Officer

(502) 329-2000

SYPRIS REPORTS FIRST QUARTER EARNINGS

LOUISVILLE, Ky. (Apr. 23, 2003) – Sypris Solutions, Inc. (Nasdaq/NM:SYPR) today reported first quarter net income of $1.4 million, or $0.10 per diluted share, based on 14.4 million weighted average shares outstanding compared to net income in the year-earlier period of $1.8 million, or $0.17 per diluted share, based on 10.7 million weighted average shares outstanding. The Company reported revenue for the first quarter of $58.9 million compared to $62.5 million for the prior year period.

“The first quarter typically represents our seasonally lowest period,” said Jeffrey T. Gill, president and chief executive officer, “but the first quarter of this year marked one of the more challenging in recent memory. Increased shipments to Industrial Group customers were more than offset by delayed procurements from aerospace and defense customers in our Electronics Group, resulting in a 6% decline in consolidated revenue and a reduction in the Company’s margins and net income.”

“Net bookings increased 6% to $66.0 million when compared to the prior year quarter, resulting in backlog of $160.9 million at the end of the period. Net bookings in our Industrial Group, however, increased 59% from the prior year period and 71% from the fourth quarter of last year. We are hopeful that this growth in bookings will translate into improved prospects for this business as we move through the balance of the year.”

“We will continue to aggressively manage our cost structure and focus investment activities on productivity enhancing projects, especially in light of the uncertain outlook for the economy. Our balance sheet remains a source of great strength, with almost $100 million of available credit and cash that we can and will utilize to support initiatives to improve the Company’s profitability and growth prospects.”

The Industrial Group

Revenue for the Industrial Group increased 26% to $23.2 million in the first quarter from $18.5 million for the prior year period driven by a 93% increase in shipments to Visteon and a 20% increase in shipments to Dana and ArvinMeritor. Revenue increased 17% sequentially from the fourth quarter of 2002 due to a 22% increase in shipments to Visteon and an 18%

- MORE -

101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222 • (502) 329-2000 • Fax (502) 329-2050 • www.sypris.com

Sypris Solutions Reports First Quarter Earnings

Apr. 23, 2003

increase in shipments to Dana and ArvinMeritor. Sypris began initial production of light axle shafts for use in a variety of trucks and sport utility vehicles under a five-year contract with Visteon late in the first quarter of 2002.

Gross profit for the quarter increased 9% to $2.7 million from $2.4 million for the same period in 2002 and increased 58% sequentially from the fourth quarter of 2002, primarily due to the increase in revenue and continuing progress in our efforts to improve the efficiency and effectiveness of several new, highly-automated production cells.

Gill said, “We are on track to achieve our cost targets on the Visteon program by the end of the second quarter, which will help sustain the profitability of this business should a potential decline in production at Ford occur during the second half of this year. In addition, the market for medium and heavy-duty trucks appears to be firming, with the outlook showing a slight but steady increase in production as we move through 2003. The combination of these two factors is expected to lead to a steady expansion in gross margin for the Industrial Group throughout the year.”

The Electronics Group

Revenue for the Electronics Group declined 19% to $35.7 million in the first quarter from $44.1 million for the prior year, primarily reflecting customer-initiated shipping delays, redesign activities on two major programs and delayed government funding of contracts resulting in part from the need to support combat activities in Iraq. Gross profit for the quarter decreased 16% to $7.3 million from $8.7 million for the same period in 2002 as a result of the decline in revenue, partially offset by the Company’s ongoing effort to increase productivity and margins.

Gill said, “The quarter was extremely challenging for our Electronics Group, which was confronted by a variety of issues. Roughly $5.8 million of planned shipments under the Apache and AMRAAM contracts were placed on hold while our customers accelerated upgrades to the technology of these platforms during the quarter. An additional $1.2 million of scheduled shipments under the HARM missile program were delayed to the second quarter, while over $0.6 million of shipments were impacted by the temporary closure of our plant in Denver due to the heavy winter storm in late March.”

“Our outlook for the second quarter is much brighter for the Electronics Group with production scheduled to increase for both the Apache and AMRAAM programs. Production under these two programs is expected to further increase during the next six months to record levels; however, the deferred shipments from the first quarter will be transitioned to the end of the contracts. The recent passage of the appropriations bill to fund the war in Iraq should alleviate pressure on the funding of existing programs, though the extent and nature of this relief remains uncertain and subject to the future rate of spending required to support our troops in Iraq.”

- MORE -

Sypris Solutions Reports First Quarter Earnings

Apr. 23, 2003

Outlook

Gill added, “We are forecasting earnings for the second quarter of 2003 of $0.17 to $0.19 per diluted share, assuming 14.5 million weighted average shares outstanding, compared to $0.19 per diluted share for the second quarter of 2002 on 14.7 million weighted average shares outstanding. We expect revenue for the second quarter to be in the range of $65 to $69 million versus $73.5 million in the year-earlier period.”

Gill continued, “We believe that it is prudent to be cautious in our short-term guidance given the uncertain outlook for the economy, including any potential impact of military and homeland defense activities on the needs of our customers. We continue to have a number of active discussions regarding new outsourcing programs which, if successful, should have a positive impact on the Company’s growth prospects for 2004 and beyond. We expect the markets for aerospace and defense electronics and truck components and assemblies will benefit from meaningful growth in the future, but we now believe the collective impact of this growth will not have a material effect on Sypris until 2004.

“For the full year 2003, our outlook remains positive, but we have adjusted our guidance to reflect the continued uncertainty in the economy. We now expect full year earnings to be in the range of $0.80 to $0.90 per diluted share, assuming 14.6 million weighted average shares outstanding, compared to $0.84 per diluted share for 2002 on 13.7 million weighted average shares outstanding.”

“At the midpoint of our range, pretax income in 2003 is expected to increase by 22% when compared to 2002; however, the Company’s earnings per share will be impacted by an increase in the Company’s effective tax rate to 37.5% in 2003 from 30.1% in 2002 and by a 7% increase in weighted average shares outstanding as a result of our equity offering in the first quarter of 2002.”

“Revenue for 2003 is expected to be in the range of $275 to $290 million compared to $273 million for 2002. This guidance reflects the deferral of shipments under the Apache and AMRAAM programs, the potential reduction in production requirements at Ford and a continuation of the generally uncertain economic environment.”

Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and for users of test and measurement equipment. For more information about Sypris Solutions, visit its Web site at http://www.sypris.com.

- MORE -

Sypris Solutions Reports First Quarter Earnings

Apr. 23, 2003

This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. These factors include the Company’s dependence on its current management; the risks and uncertainties present in the Company’s business, including changes in laws or regulations; business conditions and growth in the general economy and the electronics and industrial markets served by the Company; competitive factors and price pressures; availability of third party component parts at reasonable prices; inventory risks due to shifts in market demand and/or price erosion of purchased components; changes in product mix; cost and yield issues associated with the Company’s manufacturing facilities; the ability to successfully manage growth; the effects (including possible increases in the cost of doing business) resulting from current or future wars and terrorists activities or political uncertainties; as well as other factors included in the Company’s periodic reports filed with the Securities and Exchange Commission.

SYPRIS SOLUTIONS, INC.

FINANCIAL HIGHLIGHTS

(in thousands, except for per share data)

	Three Months Ended
	Mar. 30, 2003	Mar. 31, 2002
Revenue	$58,915	$62,533
Net income	$1,379	$1,825
Earnings per common share:
Basic	$0.10	$0.18
Diluted	$0.10	$0.17
Shares used in computing earnings per common share:
Basic	14,184	10,169
Diluted	14,407	10,742

- MORE -

Sypris Solutions Reports First Quarter Earnings

Apr. 23, 2003

SYPRIS SOLUTIONS, INC.

CONSOLIDATED INCOME STATEMENTS

(in thousands, except for per share data)

	Three Months Ended
	March 30, 2003	March 31, 2002
	(Unaudited)
Net revenue:
Electronics Group	$35,689	$44,076
Industrial Group	23,226	18,457

Total net revenue	58,915	62,533

Cost of sales:
Electronics Group	28,390	35,388
Industrial Group	20,574	16,016

Total cost of sales	48,964	51,404

Gross profit	9,951	11,129

Selling, general and administrative	6,149	6,514
Research and development	1,022	831
Amortization of intangible assets	21	51

Operating income	2,759	3,733

Interest expense, net	486	1,082
Other expense (income), net	67	(29)

Income before income taxes	2,206	2,680

Income tax expense	827	855

Net income	$1,379	$1,825

Earnings per common share:
Basic	$0.10	$0.18
Diluted	$0.10	$0.17

Shares used in computing earnings per common share:
Basic	14,184	10,169
Diluted	14,407	10,742

- MORE -

Sypris Solutions Reports First Quarter Earnings

Apr. 23, 2003

SYPRIS SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share data)

	March 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,548	$12,403
Accounts receivable, net	39,733	37,951
Inventory, net	63,841	64,443
Other current assets	7,559	9,187

Total current assets	113,681	123,984

Property, plant and equipment, net	75,980	75,305

Goodwill	14,277	14,277

Other assets	9,825	10,039

	$213,763	$223,605

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,073	$23,356
Accrued liabilities	14,819	16,035
Current portion of long-term debt	—	7,000

Total current liabilities	34,892	46,391

Long-term debt	30,000	30,000
Other liabilities	10,393	10,179

Total liabilities	75,285	86,570

Stockholders’ equity:
Preferred stock, par value $.01 per share, 981,600 shares authorized; no shares issued	—	—
Series A preferred stock, par value $.01 per share, 18,400 shares authorized; no shares issued	—	—
Common stock, non-voting, par value $.01 per share, 10,000,000 shares authorized; no shares issued	—	—
Common stock, par value $.01 per share, 30,000,000 shares authorized; 14,211,434 and 14,158,077 shares issued and outstanding in 2003 and 2002, respectively	142	142
Additional paid-in capital	82,924	82,575
Retained earnings	57,971	57,017
Accumulated other comprehensive income (loss)	(2,559)	(2,699)

Total stockholders’ equity	138,478	137,035

	$213,763	$223,605

- MORE -

Sypris Solutions Reports First Quarter Earnings

Apr. 23, 2003

SYPRIS SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 30, 2003	March 31, 2002
	(Unaudited)
Cash flows from operating activities:
Net income	$1,379	$1,825
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,001	2,680
Other noncash charges	211	257
Changes in operating assets and liabilities:
Accounts receivable	(1,853)	(3,290)
Inventory	559	(2,470)
Other current assets	1,639	(483)
Accounts payable	(3,087)	1,002
Accrued and other liabilities	(777)	(1,635)

Net cash provided by (used in) operating activities	1,072	(2,114)

Cash flows from investing activities:
Capital expenditures	(4,073)	(7,602)
Changes in nonoperating assets and liabilities	392	(433)

Net cash used in investing activities	(3,681)	(8,035)

Cash flows from financing activities:
Net decrease in debt under revolving credit agreements	(7,000)	(25,000)
Cash dividends paid	(425)	—
Proceeds from issuance of common stock	179	49,164

Net cash (used in) provided by financing activities	(7,246)	24,164

Net (decrease) increase in cash and cash equivalents	(9,855)	14,015

Cash and cash equivalents at beginning of period	12,403	13,232

Cash and cash equivalents at end of period	$2,548	$27,247

- END -